Exhibit 10.1

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE

Molecular Biosystems , Inc.
     Gerard A Wills, Chief Financial Officer
     Stephen F. Keane, Director Investor Relations (619) 824-2212


Mallinckrodt Group
     Barbara Abbett, Vice President Communications (314) 854-5230
     Peter Faur, Director, Corporate Communications (314) 854-5234 Cole Lannum, Director, Investor Relations (314) 854-5370

Molecular Biosystems, Mallinckrodt
Expand Partnership for Marketing of FS069

San Diego, California and ST. LOUIS, Missouri, December 16, 1996 -- Molecular Biosystems, Inc. (NYSE:MB) (MBI) and Mallinckrodt Inc. (NYSE:MKG) today jointly announced that Mallinckrodt's sales and marketing rights for FS069 have been expanded to include Europe, Africa, India and Russia. FS069 is MBI's second-generation ultrasound imaging agent. It is designed to enhance ultrasound imaging by enabling physicians to visualize blood flow and enhance resolution of anatomical structures in those patients with suboptimal non-contrast ultrasound examinations.
         The companies anticipate filing for European market clearance for FS069 in early 1997. MBI and Mallinckrodt announced in October that a pre-marketing approval application for FS069 has been submitted to the U.S. Food and Drug Administration. Mallinckrodt already holds extensive marketing rights for the second generation agent, FS069, and for ALBUNEX(R), an MBI product that is the first ultrasound imaging agent to be cleared for marketing in the United States. The new agreement also covers future ultrasound contrast agents that Molecular Biosystems has in development.
         In exchange for the expanded marketing rights, Mallinckrodt will pay fees of up to $12.9 million plus 40 percent of product sales to cover royalties and manufacturing. Of the amount, $7.1 million is payable within 30 days, with the remainder contingent upon certain milestones being met. The fees are considered incremental to agreements already in place between the two companies. Under these agreements, Mallinckrodt has marketing rights for ALBUNEX(R) and FS069 in all parts of the world except Japan, South Korea and Taiwan. Molecular Biosystems has not yet assigned it recently reacquired marketing rights for the products in these territories.
     "All of us at Mallinckrodt are delighted that we can extend our partnership with Molecular Biosystems in this way," said James C. Carlile, President of Mallinckrodt's Medical Imaging Division. "Products like FS069 and ALBUNEX(R) are critical elements of our portfolio and help keep us a leader in the field of contrast media."
         Kenneth J. Widder, M.D., Molecular Biosystems' chairman and chief executive officer, said, "Mallinckrodt is a major player in the European contrast media market. This expanded partnership validates the commercial value of FS069 as well as secures a partner with proven marketing prowess in these territories. We can now focus on building a global franchise for FS069. The companies are currently involved in additional clinical studies for FS069, including myocardial perfusion and radiology imaging trials."
         MBI, Inc., based in San Diego, California, is a leader in the development and manufacture of ultrasound contrast agents for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB.
     Mallinckrodt (NYSE:MKG) is an international growth company serving specialty markets in human healthcare and chemicals. Dedicated to improving healthcare and chemistry, the company is a major producer of diagnostic imaging agents, medical devices, analgesic pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site address is www.mallinckrodt.com.